Exhibit 10.01
November 2, 2007
R. Neil Williams
Dear Neil:
On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Chief Financial Officer and Senior Vice President reporting directly to me as the President and Chief Executive Officer of Intuit Inc. (“Intuit” or the “Company”) in January 2008. In this role, you will be a Section 16 Officer of Intuit. You will be expected to devote your full working time and attention to the business of Intuit and you will not render services to any other business without the Company’s prior approval, or directly or indirectly, engage or participate in any business that is competitive in any manner with the business of Intuit.
We have all been impressed by your talents, energy and experience, and are excited about the prospect of you joining our team.
This offer will remain open until close of business, November 5, 2007. The terms of our offer are as follows:
START DATE
Your first date of employment with Intuit will be January 7, 2008 (the “Start Date”).
BASE COMPENSATION
For your services, you will be paid an annual base salary of $550,000 payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.
ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your target percentage under the IPI will be 75% of your base salary. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. IPI payments are made once a year in late August or September. The actual amount of your award for fiscal year 2008 will be based on Intuit and individual performance; provided that you will be guaranteed a minimum bonus for fiscal year 2008 of $400,000 so long as you remain an employee of Intuit through the IPI payment date. IPI payments are made after deduction of required and customary federal and state income and payroll tax withholdings.

FIRST ANNIVERSARY BONUS
You will be paid a $200,000 bonus as soon as reasonably possible following the first anniversary of your Start Date. This bonus will be paid to you after deduction of required and customary federal and state income and payroll tax withholding. In the event that you resign within twelve months following the first anniversary of your Start Date with Intuit, you agree to repay a prorated portion of this bonus back to Intuit. To determine the amount to be repaid, if any, will be equal to $200,000, less one-twelfth of that amount for every complete month of service after the first anniversary of your Start Date.
SECOND ANNIVERSARY BONUS
You will be paid a $200,000 bonus as soon as reasonably possible following your second year anniversary of employment with Intuit. This bonus will be paid to you after deduction of required and customary federal and state income and payroll tax withholding. In the event that you resign within twelve months following the second anniversary of your Start Date with Intuit, you agree to repay a prorated portion of this bonus back to Intuit. To determine the amount to be repaid, if any, will be equal to $200,000, less one-twelfth of that amount for every complete month of service after the second anniversary of your Start Date.
EQUITY
Pursuant to the approval of the Compensation and Organizational Development Committee of Intuit’s Board of Directors, you will be granted a nonqualified stock option to purchase 100,000 shares of Common Stock of Intuit Inc. (the “New Hire Option.”) The New Hire Option will be granted to you on the seventh business day of the month following your Start Date. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the NASDAQ Stock Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The New Hire Option will be subject to the terms of the conditions of your Stock Option Agreement and the Intuit Inc. 2005 Equity Incentive Plan. The New Hire Options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Start Date, and an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain continuously employed by Intuit Inc. through each of the vesting dates. The New Hire Option will have a maximum term of seven years.
Additionally, pursuant to approval by the Compensation and Organization Development Committee, you will be granted 30,000 restricted stock units (the “New Hire Units”). These New Hire Units will be granted to you on the seventh business day of the month following your Start Date. You will vest in half of your New Hire Units if you remain continually continuously employed by Intuit through the second anniversary of the first day of the month of your date of grant (the “First Vesting Date”). You will vest in the remaining half of your New Hire Units provided you remain continuously employed by Intuit through the first day of the month of the third anniversary of your date of grant (the “Second Vesting Date”). Your New Hire Units and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan.
NONQUALIFIED DEFERRED COMPENSATION PLAN AND
MANAGEMENT STOCK PURCHASE PROGRAM
You will be eligible to enroll in the Intuit Inc. Executive Deferred Compensation Plan (the “NQDCP”) and in the Management Stock Purchase Program (the “MSPP”), subject to the terms and conditions of those plans. The NQDCP allows you to defer a portion of your annual base salary and/or bonus. Deferrals occur pre-tax and are credited to your account under the NQDCP. In accordance with the terms and conditions of the NQDCP and the Internal Revenue Code, you will be able to elect to have your contributions credited with earnings pursuant to the investment alternatives offered under the NQDCP and elect when to take distribution of this contribution and any earnings credited thereon. Beginning in our 2009 fiscal year, you will be allowed to defer up to 15% of your annual IPI bonus under the MSPP.

This deferral will be converted into restricted stock units based on the fair market value of Intuit’s common stock on the date such bonus is awarded. Intuit will grant an additional Stock Unit for every Stock Unit purchased through such deferral, up to set maximums. The Stock Units granted pursuant to the MSPP will be issued under Intuit’s 2005 Equity Incentive Plan, in accordance with the terms and conditions set forth therein.
EXECUTIVE STOCK OWNERSHIP REQUIREMENT
As an SVP at Intuit, you will be subject to the Executive Stock Ownership Program, under which you are required to own 15,000 shares of Intuit stock prior to the fifth anniversary of your Start Date. If you would like more information regarding this program, please let me know.
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year and usually occur following the close of Intuit’s fiscal year.
SEVERANCE
Upon termination of your employment with Intuit for any reason, you will receive payment for all unpaid salary to the date of your termination of employment; and your benefits will be continued under Intuit’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Pursuant to Intuit’s executive vacation policy, as described further below, we will not accrue vacation for you and therefore you will not be eligible for payout of unused vacation upon your termination.
Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination. All severance benefits shall be paid in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other Treasury Department guidance thereunder as then in effect. If Intuit determines that any severance benefits to be provided to you are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code (“Section 409A Taxes”) if provided at the time otherwise set forth below then such payments will be delayed until the date that is six months after date of your “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by Intuit, is sufficient to avoid the imposition of Section 409A Taxes.
1.	In the event of your Voluntary Termination or Termination For Cause, you will not be entitled to any severance benefits.

2.	In the event of your Involuntary Termination, Termination Without Cause or Termination Following a Change in Control, conditioned upon your execution of a general release and waiver of claims (in a form mutually satisfactory to you and Intuit) against Intuit, its officers and directors and your satisfying all conditions to make the release effective, you will also be entitled to (i) a single lump sum severance payment equal to twelve (12) months of your then current annual base salary and 100% of your annual target bonus for the then current fiscal year (less applicable deductions and withholdings) payable within 30 days after the effective date of your termination; and (ii) pro rata acceleration of the vesting and exercisability of the New Hire Option and the New Hire Stock Units, calculated as follows:
a.	For the New Hire Option: In the event of your termination prior to the first vesting date of your New Hire Option, 1/36 of the total number of shares subject to the New Hire Option, multiplied by the number of full months since the Start

Date that you remained continuously employed by Intuit prior to your date of employment termination, shall immediately vest.

b.	For the New Hire Units:
i.	In the event of your termination prior to the First Vesting Date, 1/36 of the total amount of the New Hire Units, multiplied by the number of full months since the Start Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest.

ii.	In the event of your termination prior to the Second Vesting Date, 1/12 of unvested New Hire Units, multiplied by the number of full months since the First Vesting Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest.
If your severance and other benefits provided for in this Section constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this paragraph will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in your receipt on an after-tax basis of the greater amount of severance and other benefits.
Nothing in this section changes the at will nature of your employment as described further below.
Definitions
As used in this letter, the following capitalized terms have the following meanings:
“Cause” means (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a written demand for substantial performance is delivered to you by Intuit which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity of not less than 30 days to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.
“Change in Control” means the effective date upon which (i) any person or entity becomes the beneficial owner, directly or indirectly, of securities of Intuit representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Intuit in which its outstanding voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all outstanding voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Intuit or a liquidation or dissolution of Intuit, or (iv) individuals who, as of the Start Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Intuit subsequent to the Start Date, whose election, or nomination for election by Intuit stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

“Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Chief Financial Officer and SVP such that you no longer report directly to the President and CEO, without your prior written consent; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your prior consent; (iii) a material breach by Intuit of any of its obligations hereunder after you provide Intuit with written notice within a reasonable period of time following such breach and a reasonable opportunity to cure of not less than 30 days; (iv) failure of any successor to assume this agreement; or (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from Intuit’s current Mountain View offices;
“Involuntary Termination” is your termination of your employment upon written notice to the Company at any time for Good Reason.
“Termination For Cause” means the Company’s termination of your employment by written notice at any time after a finding of Cause.
“Termination Following a Change in Control” means your Involuntary Termination or Termination Without Cause within one (1) year following a Change in Control.
“Termination Without Cause” means the Company’s termination of your employment by written notice at any time without a finding of Cause.
“Voluntary Termination” is your termination of your employment upon written notice to the Company at any time without Good Reason.
401(K) & INTUIT BENEFITS
1. 401(K)
Intuit has a comprehensive benefits package that includes the Intuit Inc. 401(k) Plan. Intuit will automatically withhold four percent (4%) from your wages each payroll period beginning with the first payroll period following thirty (30) days after your start date and remit it as a salary deferral contribution to the 401(k) Plan. These funds will automatically be invested in an appropriate Fidelity Freedom Fund. Of course, you may elect at any time, to contribute more or less of your wages—or not at all—to the 401(k) Plan. In addition, you are encouraged to select the investment funds that meet your personal financial objectives. By signing below, you agree to this withholding from your wages until you take express action otherwise.
2. GROUP HEALTH INSURANCE
You will be eligible for group health insurance (which includes medical, dental and vision), effective as of your Start Date. You will also be eligible to participate in Intuit’s other benefit plans in accordance with the terms and conditions of those plans.
At your New Hire Orientation, you will receive more information about the entire Intuit benefits plans, including, if you so choose, how to opt-out entirely from participation in the 401(k) Plan and how to change your investment funds or deferral percentage of participation.
3. VACATION
As an executive at Intuit, you will be exempt from the normal limits on vacation as defined in Intuit’s standard policy and Intuit will not accrue paid vacation time for you. It is expected that you will take paid time off as needed and at your discretion, subject only to my approval.

4. SICK DAYS
Your sick leave will accrue at the rate of 40 hours per year (1.54 hours per bi-weekly pay period) in accordance with Intuit’s sick leave policy.
BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.
ABSENCE OF CONFLICTS AND CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement or other agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so.
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
You will execute and abide by Intuit’s Employee Invention Assignment and Confidentiality Agreement, as a condition of employment. A copy of this agreement has been provided to you. Please return an executed copy to me along with your signed offer letter.
WORK AUTHORIZATION
United States federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are legally authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.
This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by me or Intuit’s Senior Vice President of Human Resources.
This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.
Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter and confirm your planned start date. One of these letters is for your records. Please call me on my cell and we will make arrangements for you to get the signed letter to me.

We look forward to you joining the Intuit team.
Sincerely,
/s/ BRAD D. SMITH
Brad D. Smith,
Intuit
Senior Vice President
AGREED AND ACCEPTED:
/s/ R. NEIL WILLIAMS           11/2/07
R. Neil Williams           Date